Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Roivant Sciences Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)(2)	Fee Rate	Amount of Registration Fee
Equity	Commons Shares, $0.0000000341740141 par value per share	457	(c)	25,000,000	$6.945	$173,625,000	$92.70 per $1,000,000	$16,095.04
Total Offering Amounts						$173,625,000		$16,095.04
Total Fee Offsets								$—
Net Fee Due								$16,095.04

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional Common Shares that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low prices of the Common Shares on February 14, 2022 as reported on The Nasdaq Global Market, which was $6.945 per share.